Exhibit 99.1

                                          NEWS RELEASE


                                    Contact:    Richard N. Grubb, Executive
                                                Vice President and Chief
                                                Financial Officer or
                                                Robert A. Freece
                                                Senior Vice President
                                                610/644-1300
FOR IMMEDIATE RELEASE

                    VISHAY CLOSES ACQUISITION OF BCcomponents

MALVERN, PENNSYLVANIA - December 16, 2002 - Vishay Intertechnology, Inc. (NYSE:VSH) announced today that it had completed the acquisition of BCcomponents Holdings B.V., a leading manufacturer of passive components with operations in Europe, India and the Far East. The product lines of BCcomponents include linear and non-linear resistors; ceramic, film and aluminum electrolytic capacitors; and switches and trimming potentiometers. BCcomponents had annual sales in 2001 of approximately $320 million.

Vishay acquired the outstanding shares of BCcomponents in exchange for ten-year warrants to acquire 7,000,000 shares of Vishay common stock at an exercise price of $20.00 per share and ten-year warrants to acquire 1,823,529 shares of Vishay common stock at an exercise price of $30.30 per share.

In the transaction, outstanding obligations of BCcomponents, including indebtedness and transaction fees and expenses, in the amount of approximately $224 million were paid or assumed. Also, $105 million in principal amount of BCcomponents' mezzanine indebtedness and certain other securities of BCcomponents were exchanged for $105 million principal amount of floating rate unsecured loan notes of Vishay due 2102. The Vishay notes bear interest at LIBOR plus 1.5% through December 31, 2006 and at LIBOR thereafter. The notes are subject to a put and call agreement under which the holders may at any time put the notes to Vishay in exchange for 6,176,471 shares of Vishay common stock in the aggregate, and Vishay may call the notes in exchange for cash or for shares of its common stock after 15 years from the date of issuance. Vishay has granted registration rights for the warrants and the shares of common stock issuable in respect of the warrants and the notes.

Vishay obtained the cash required for the transaction with cash of Vishay on hand, cash of BCcomponents and borrowings under Vishay's long term revolving bank credit facility. At the same time, the aggregate commitment under this facility was reduced from $660 million to $500 million, subject to increase under certain circumstances.

Commenting on the transaction, Dr. Felix Zandman, Chairman and CEO of Vishay, stated: "We are pleased that the acquisition closed smoothly and on schedule, and we expect to quickly begin integrating the operations of BCcomponents with our passive component business in Europe and elsewhere around the world. As we said when we first announced the transaction, the acquisition of BCcomponents gives us an

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extensive portfolio of new products, complements our MLCC and tantalum capacitor lines, offers meaningful opportunities for synergies and cost savings and enhances our position in passive components generally. We are therefore very excited about the opportunities presented by this acquisition, which is our first major acquisition in the passive area in ten years."

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has plants in fourteen countries employing over 20,000 people. Vishay can be found on the Internet at http://www.vishay.com.

This release contains statements concerning the expected benefits of the BCcomponents transaction. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include those that affect Vishay's passive components business and its businesses generally. With regard to factors affecting Vishay's businesses generally, please see the Company's Report on Form 10-K for the year ended December 31, 2001 that has been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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